January 30, 2008

MacAndrews & Forbes Holdings Inc.

35 East 62nd Street

New York, NY 10065

Attention:	Barry F. Schwartz
Executive Vice Chairman
Facsimile:	212-572-5056

Dear Barry:

Reference is made to the Senior Subordinated Term Loan Agreement, dated as of January 30, 2008 (the “Senior Subordinated Term Loan Agreement”), between Revlon Consumer Products Corporation, a Delaware corporation, and MacAndrews & Forbes Holdings Inc., a Delaware corporation (“MacAndrews & Forbes”). Revlon Consumer Products Corporation is the wholly-owned operating subsidiary of Revlon, Inc. (“Revlon”). This letter confirms the agreement of Revlon and MacAndrews & Forbes as follows:

In the event that Revlon conducts any equity offering, including, without limitation, any rights offering, and MacAndrews & Forbes and/or its affiliates purchase shares in connection with such equity offering, including in any related private placement, Revlon will permit MacAndrews & Forbes and/or its affiliates to elect to pay the purchase price or the subscription price in any such offering either in cash or by tendering debt valued at its face amount under the Senior Subordinated Term Loan Agreement, including any accrued but unpaid interest, on a dollar for dollar basis, or in any combination of cash and such debt. Revlon is under no obligation to conduct an equity offering and MacAndrews & Forbes and its affiliates are under no obligation to subscribe to shares should Revlon elect to conduct an equity offering. Revlon’s obligations under this letter are subject to applicable law, rules, regulations and stock exchange requirements in effect from time to time.

This letter will terminate on the date that all amounts due to MacAndrews & Forbes under the Senior Subordinated Term Loan Agreement are paid in full. This letter shall be construed and enforced in accordance with the laws of the State of New York.

Please acknowledge that MacAndrews & Forbes accepts and agrees to the foregoing by countersigning this letter in the space provided below. Please call me directly at (212) 527-5695 if you have any questions.

Regards,
/s/ Robert K. Kretzman
Robert K. Kretzman Executive Vice President, Human Resources, Chief Legal Officer and General Counsel

Accepted and agreed as of the date hereof:

MacAndrews & Forbes Holdings Inc.
/s/ Barry F. Schwartz
Authorized Signature

Barry F. Schwartz, Executive Vice Chairman

of MacAndrews & Forbes Holdings Inc.

(Type or Print Name and Title of Authorized Signatory)